UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 26, 2007 (December 21, 2007)
L.B. Foster Company
(Exact name of registrant as specified in its charter)

Pennsylvania	000-10436	25-1324733

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

415 Holiday Drive, Pittsburgh, Pennsylvania	15220

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 412-928-3417
None
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01
On December 21, 2007, the Registrant executed a Purchase and Sale Agreement (the “Agreement”), which is attached hereto and incorporated herein by reference, under which the Registrant agreed to sell approximately 63.1931 acres of real estate located in Harris County, Texas (the “Real Estate”) to Capital Commercial Investments, Inc., a Texas corporation (“Purchaser”). The purchase price is $6,500,000.
Purchaser has until on or about February 4, 2008 to determine if the Real Estate is suitable for Purchaser’s intended use. If the Purchaser, in its sole judgment, determines that the Real Estate is not suitable, Purchaser may terminate the Agreement without penalty. If all conditions are satisfied, the transaction is anticipated to close in February 2008.
Upon the closing, Registrant will lease back from Purchaser approximately 20 acres of the Real Estate for a 10 year term at a monthly rental rate of $1,000 per acre with annual 3% increases. The lease is a “net” lease with Registrant being responsible for taxes, maintenance, insurance and utilities. It is anticipated that Registrant will use the leased property for its threaded product operations.
Item 9.01 Exhibits
10.25 Purchase and Sale Agreement dated December 21, 2007 between Registrant, as Seller, and Capital Commercial Investments, Inc., as Purchaser, related to sale of real estate in Harris County, Texas.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L.B. FOSTER COMPANY (Registrant)
Date: December 26, 2007
/s/ David J. Russo
David J. Russo
Senior Vice President Chief Financial Officer and Treasurer

Exhibit Index

Exhibit Number	Description

10.25	Purchase and Sale Agreement dated December 21, 2007 between Registrant, as Seller, and Capital Commercial Investments, Inc., as Purchaser, related to sale of real estate in Harris County, Texas.

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